NEWS RELEASE	Exhibit 99.1

Media Contact:	Investor Contact:
Gia L. Oei, 603-929-2489	Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com	E-mail: Carolyn.Miller@nh.fishersci.com

Fisher Scientific Announces Cash Tender Offer
For Its 7 1/8 Percent Notes Due 2005

HAMPTON, N.H., Oct. 20, 2003 — Fisher Scientific International Inc. (NYSE: FSH) announced today that it is commencing a tender offer for all of its outstanding 7 1/8 percent senior notes due 2005 (CUSIP 338032AB1). On Oct. 20, 2003, the outstanding principal amount of the 7 1/8 percent notes was $117.6 million. The tender offer is being made pursuant to an Offer to Purchase dated Oct. 20, 2003 and related Letter of Transmittal, which more fully set forth the terms of the tender offer.

     The tender offer is scheduled to expire at 5:00 p.m., Eastern Standard Time (EST), on November 14, 2003, unless extended or earlier terminated (the “Expiration Date”). Holders who tender their notes prior to the Expiration Date, will receive 109.448 percent of the principal amount of the notes validly tendered. Holders that validly tender their notes will also receive accrued and unpaid interest up to, but not including, the payment date.

     Questions regarding the tender offer should be directed to Deutsche Bank Securities, the Dealer-Manager for the tender offer, attention: Alice J. Poor at 60 Wall St., New York, NY 10005 or at 212-250-8995. Requests for assistance or additional offer materials may be directed to MacKenzie Partners, Inc., at 105 Madison Ave., New York, NY 10016, 800-322-2885.

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Fisher Scientific Announces Cash Tender Offer — 2

About Fisher Scientific International Inc.

As a world leader in serving science, Fisher Scientific International Inc. (NYSE: FSH) offers more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. As a result of its broad product offering, electronic-commerce capabilities and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for its customers. The company primarily serves the scientific-research, clinical-laboratory and safety markets. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.

Forward-looking statements

This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

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